Exhibit 99.4

POWER OF ATTORNEY

       The undersigned, a duly authorized attorney-in-fact of Fundación Carlos Slim, A.C. (formerly named "Asociación Carso, A. C." and "Fundación Carso, A. C. " and referred to hereinafter as the "Company"), hereby constitutes and appoints Eduardo Valdés Acra and Rafael Robles Miaja, and each of them singly, as the Company's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for the the Company and in the Company's name, place and stead on the Company's behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to the Company's beneficial ownership (direct or indirect) of any securities it may be deemed to beneficially own, and to file on the Company's behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as the Company might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attoney shall be irrevocable until December 31, 2012.

November 25, 2008	FUNDACIÓN CARLOS SLIM, A.C. /s/ Armando Ibañez Vazquez By: Armando Ibañez Vasquez Title: Attorney-in-Fact